Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 31, 2017, of SenesTech, Inc. relating to the audit of the financial statements for the periods ending December 31, 2016 and 2015 and the reference to our firm under the caption “Experts” in the Registration Statement.

www.mkacpas.com

Houston, Texas

October 19, 2017